Exhibit (a)(1)(D)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

PARDES BIOSCIENCES, INC.

at

A Base Price of $2.02 per Share in Cash, an Additional Amount of Up to $0.17 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right for Each Share, Which Represents the Right to Receive One or More Payments in Cash, Contingent upon Receipt of Proceeds from Disposition of CVR Products during the Disposition Period and Occurrence of Certain Other Events Described in the CVR Agreement

by

MEDIPACIFIC SUB, INC.

a wholly owned subsidiary of

MEDIPACIFIC, INC., an affiliate of

FS DEVELOPMENT HOLDINGS II, LLC,
FORESITE CAPITAL MANAGEMENT V, LLC,
FORESITE CAPITAL OPPORTUNITY FUND V, L.P.,
FORESITE CAPITAL OPPORTUNITY MANAGEMENT V, LLC,
FORESITE CAPITAL FUND V, L.P. and
JAMES TANANBAUM
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON AUGUST 25, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
July 28, 2023
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated July 28, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the Offer by MediPacific Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MediPacific, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Pardes Biosciences, Inc., a Delaware corporation (“Pardes”), for: (i) $2.02 per Share, (ii) an additional amount of cash of up to $0.17 per Share (such amount as finally determined pursuant to the Agreement and Plan of Merger, dated as of July 16, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Pardes, Parent and Purchaser) and (iii) one non-transferable contractual contingent value right per Share, all upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal.
Also enclosed is Pardes’ Solicitation/Recommendation Statement on Schedule 14D-9 and Pardes’ Transaction Statement on Schedule 13E-3.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:
1.
The Offer Price for the Offer is (i) $2.02 per Share, (ii) an additional amount of cash of up to $0.17 per Share (such amount as finally determined pursuant to the Merger Agreement) and (iii) one non-transferable contractual contingent value right per Share, to be paid net to you of any applicable tax withholding and without interest.

2.	The Offer is being made for all outstanding Shares.
3.
The Offer is being made in connection with the Merger Agreement, pursuant to which, following the completion of the Offer and the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged with and into Pardes, without a meeting of the Pardes stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Pardes will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

4.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Pardes’ willingness to enter into the Merger Agreement and the CVR Agreement (as defined in the Offer to Purchase), Foresite Capital Opportunity Fund V, L.P., Foresite Capital Fund V, L.P. and FS Development Holdings II, LLC (each, a “Guarantor” and collectively, the “Guarantors”), affiliates of Parent, have duly executed and delivered to Pardes a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Pardes and the holders of CVRs, certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Pardes under the CVR Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger Agreement and $400,000 with respect to obligations to the holders of CVRs arising under or in connection with the CVR Agreement. Each Guarantor is considered a co-offeror in the Offer.

5.
Appraisal rights are not available as a result of the Offer. However, if the Offer is successful and the Merger is consummated, holders and beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

6.
After careful consideration and upon the unanimous recommendation of a Special Committee of the Pardes board of directors (the “Pardes Board”), the non-recused members of the Pardes Board have duly and unanimously adopted resolutions: (i) determining that the Offer, the Merger (as defined in the Offer to Purchase) and the other transactions are fair to and in the best interests of Pardes and the Pardes’ stockholders, other than the Foresite Stockholders (as defined in the Offer to Purchase), the Special Committee and the officers of Pardes subject to Section 16 of the Securities Exchange Act of 1934, as amended (collectively, the “Unaffiliated Stockholders”), and (ii) approving the execution of the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, recommending that the Unaffiliated Stockholders accept the Offer and tender their Shares pursuant to the Offer, which resolutions shall not be subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Company Proposal (as such term is used in the Merger Agreement).

7.	The Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on August 25, 2023, unless the Offer is extended or earlier terminated by Purchaser.
8.	The Offer is subject to certain conditions described in Section 13 of the Offer to Purchase.
9.
Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

PARDES BIOSCIENCES, INC.

at

A Base Price of $2.02 per Share in Cash, an Additional Amount of Up to $0.17 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right for Each Share, Which Represents the Right to Receive One or More Payments in Cash, Contingent upon Receipt of Proceeds from Disposition of CVR Products during the Disposition Period and Occurrence of Certain Other Events Described in the CVR Agreement

by

MEDIPACIFIC SUB, INC.

a wholly owned subsidiary of

MEDIPACIFIC, INC., an affiliate of

FS DEVELOPMENT HOLDINGS II, LLC;
FORESITE CAPITAL MANAGEMENT V, LLC;
FORESITE CAPITAL OPPORTUNITY FUND V, L.P.;
FORESITE CAPITAL OPPORTUNITY MANAGEMENT V, LLC;
FORESITE CAPITAL FUND V, L.P. and
JAMES TANANBAUM
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 28, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by MediPacific Sub, Inc., Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of MediPacific, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Pardes Biosciences, Inc., a Delaware corporation (“Pardes”), for: (i) $2.02 per Share (the “Base Price Per Share”), (ii) an additional amount of cash of up to $0.17 per Share (such amount as finally determined pursuant to the Agreement and Plan of Merger, dated as of July 16, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Pardes, Parent and Purchaser) (the “Additional Price Per Share” and, together with the Base Price Per Share, the “Cash Amount”) and (iii) one non-transferable contractual contingent value right per Share (each, a “CVR” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal. The Offer Price will be paid net of any applicable tax withholding and without interest. The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Pardes’ willingness to enter into the Merger Agreement and the CVR Agreement (as defined in the Offer to Purchase), Foresite Capital Opportunity Fund V, L.P., Foresite Capital Fund V, L.P. and FS Development Holdings II, LLC (each, a “Guarantor” and collectively, the “Guarantors”), affiliates of Parent, have duly executed and delivered to Pardes a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Pardes and the holders of CVRs, certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Pardes under the CVR Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger Agreement and $400,000 with respect to obligations to the holders of CVRs arising under or in connection with the CVR Agreement. Each Guarantor is considered a co-offeror in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf to Continental Stock Transfer & Trust Company (the “Depositary”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.
ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:         SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
Dated:      , 2023
(Signature(s))
(Please Print Name(s))
Address:

Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.
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